EXHIBIT 16

July 2, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4 of Form 8-K, dated June 27, 2003, of XML-Global Technologies, Inc. and are in agreement with the statements contained in paragraphs 2, 3 and 4 of Item 4 on page 2 therein. We have no basis to agree or disagree with statements made in paragraph 1 of Item 4 on page 2 with regard to the appointment of Morgan & Company.

/s/ Moss Adams LLP

MOSS ADAMS LLP
Bellingham, Washington